Exhibit 97

No. : SK.12/UM 000/TEL-00000000/2023

Appendix : 1 (one) file

Subject : Obligations of the Clawback Policy

BOARD OF DIRECTORS' STATEMENT

I, the undersigned below:

Name	:	Ririek Adriansyah
Title	:	President Director
Company Name	:	Perusahaan Perseroan (Perseroan) PT Telekomunikasi Indonesia Tbk
Company Address	:	Jalan Japati Nomor 1, Sadang Serang, Coblong, Bandung

Hereby have the right and authority to act on behalf of and represent the Board of Directors of Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk (“Company”) pursuant to Article 12 paragraph (15) of the Company's Articles of Association as stated in the Deed of Statement of the General Meeting of Shareholders Resolution No. 37, dated June 22, 2022, made before Ashoya Ratam, a Notary in South Jakarta. I hereby declare truthfully that:

1.

In order to realize the principles of Good Corporate Governance, the Company, as a company registered as a Foreign Private Issuer in the U.S Securities and Exchange Commission, has observed the provisions in the Final Rule on Listing Standards for Recovery of Erroneously Awarded Compensation (SEC Final Rule) that regulate the Company's obligation to enforce a written guideline on the suspension and clawback mechanism of incentive-based compensation for errors in financial reporting. This regulation is also stated in the Regulation of the Minister of State-Owned Enterprises No. Per-03/MBU/03/2023 concerning the Organization and Human Resources of State-Owned Enterprises (SoE Regulation 3/2023).

2.

On May 30, 2023, the Company has approved and ratified SoE Regulation 3/2023 in the Annual General Meeting of Shareholders 2023 (Company’s AGMS 2023), as stated in the Minutes of the Annual General Meeting of Shareholders of the Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk No. 73, dated May 30, 2023, made before Ashoya Ratam, a Notary in South Jakarta. Through this ratification, the Company has, in principle, submitted to and complied with Article 107 of SoE Regulation 3/2023, which regulates the recovery or clawback of incentives to executive employees for errors or mistakes in financial reporting. The Company has implemented this provision since the date of the Company’s AGMS 2023, namely since May 30, 2023.

3.

Following the provisions of Article 107 of SoE Regulation 3/2023, the Ministry of State-Owned Enterprises further regulates through the Letter of Assistant Deputy for Telecommunication and Media Services No. SR-76/Wk2.MBU.C/07/2023, dated July 5, 2023 concerning the Mechanism of Deferred Bonuses, as a derivative of SoE Regulation 3/2023 that has been ratified in the Company’s AGMS 2023, which also regulates the recovery or clawback of incentives to executive employees for errors or mistakes in financial reporting.

4.

In connection with the obligation to implement a written guideline as stated in point 1 above and considering the conditions in points 2 and 3, the Company declares that the appendix to this statement is a Clawback Policy applicable to the Company and to fulfil the obligations as regulated in Roman numeral I of the SEC Final Rule.

Based on the foregoing, the Appendix to this Statement constitute an integral and inseparable part of this Statement, and is considered a binding internal provision or regulation for the Company.

Jakarta, 29 December 2023,

/s/Ririek Adriansyah

Ririek Adriansyah

President Director

APPENDIX OF DIRECTORS' STATEMENT

GUIDELINES FOR THE DEFERRED BONUS MECHANISM OF

PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA Tbk

The deferred Bonus is implemented with the following provisions:

1.

Recipients of the deferred Bonus are the Board of Directors and the Board of Commissioners who served during the 2022 Fiscal Year or the 3 years before the date of the financial statement restatement, which serves as the basis for determining the Bonus.

2.	The deferred Bonus is provided in the form of:
a.	Shares for members of the Board of Directors and non-independent members of the Board of Commissioners.
b.	Cash for independent Commissioners.
3.	Shares as referred to in point 2a must be available no later than 10 (ten) working days from the date of the determination of the deferred Bonus.
4.	The deferred Bonus is paid annually on a pro-rata basis over 3 years, starting in the following year, together with the payment of the bonus for that year.
5.	Adjustment of the payment of the deferred Bonus can be made in case of conditions such as:
a.	legally proven abuse of position and/or authority and/or commission of a crime by the recipient of the deferred bonus, resulting in losses for the Company;
b.	restatement of the Company's financial statements, which is the basis for determining the bonus;
c.	risk rating in the last quarter before the implementation of the deferred bonus is a rating of 4 (four) (Moderate to High) or worse;
d.

Annual General Meeting of Shareholders (AGMS) decides to reject the accountability of the Board of Directors and/or the Board of Commissioners for the Company's performance for the fiscal year decided in the AGMS; and/or

e.	other considerations deemed important by the General Meeting of Shareholders.
6.	Adjustment of the payment of the deferred Bonus includes:
a.	delaying the payment of the deferred Bonus (malus);
b.	reducing the amount of the deferred Bonus; or
c.	non-payment.
7.

Adjustment of the payment of the deferred Bonus applies to individual members of the Board of Directors and members of the Board of Commissioners and/or applies to all members of the Board of Directors and the Board of Commissioners.

8.

The difference between the amount of the deferred Bonus that has been determined and the amount of the deferred bonus paid as a result of adjustments as referred to in point 5 is returned to the Company.

9.	The adjustment of the deferred Bonus is determined by the Board of Commissioners, with prior approval from the Series A Dwiwarna Shareholder.

10.	Determination of the adjustment of the deferred Bonus by the Board of Commissioners is made after considering proposals from the Nomination and Remuneration Committee.
11.	The Board of Directors must follow up and administer all processes related to the implementation of the governance of the deferred bonus.
12.	Administration of the deferred Bonus management must include at least:
a.	establishing an escrow account;
b.	managing shares;
c.	designating a securities company to manage shares; and
d.	making payments for the deferred Bonus.
13.

In the event that the recipient of the deferred Bonus passes away, the right to the deferred Bonus as referred to in this deferred Bonus mechanism is transferred to the heirs of the recipient of the deferred Bonus, and the heirs of the recipient of the deferred Bonus must comply with this deferred Bonus mechanism.

14.	All income and/or expenses arising from the administration of the deferred Bonus become the right/obligation of the recipient of the deferred Bonus.